                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              BE AEROSPACE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                              BE AEROSPACE, INC.
                           1400 Corporate Center Way
                           Wellington, Florida 33414

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                August 4, 1999

                               ----------------

  Notice is hereby given that the Annual Meeting of Stockholders of BE Aerospace, Inc. will be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 A.M. on Wednesday, August 4, 1999 for the following purposes:

     1. To elect two Class II directors;

     2. To consider and act upon a proposal to amend the Amended and Restated 1989 Stock Option Plan by increasing the aggregate number of shares available for grant thereunder by 700,000 shares;

     3. To consider and act upon a proposal to adopt the MacBride Principles;
  and

     4. To transact any other business that may properly come before the meeting, or any adjournment thereof.

  Stockholders of record at the close of business on June 7, 1999 are entitled to notice of and to vote at the meeting.

  Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          Edmund J. Moriarty
                                          Secretary
June 28, 1999

                          FORWARD-LOOKING INFORMATION

   This Proxy Statement contains certain forward-looking statements and information relating to the Company and its operations, governance and policies and procedures that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this Proxy Statement, words such as "anticipate", "believe", "conclude", "estimate", "expect", and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and as a result are subject to certain risks, uncertainties and assumptions. Should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, concluded, estimated or expected. Further information about these matters can be found in the Company's other Securities and Exchange Commission filings. The Company does not intend to update these forward-looking statements.

                              BE AEROSPACE, INC.

                               ----------------

                        Annual Meeting of Stockholders
                                August 4, 1999

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed form of proxy is solicited on behalf of the Board of Directors of BE Aerospace, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts 02110 at 10:30 A.M. on Wednesday, August 4, 1999 or at any adjournment thereof (the "Meeting"). A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date;
(ii) by otherwise delivering a written revocation to the Secretary of the Company; or (iii) by attending the Meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting.

  The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies. In addition to the solicitation of proxies by use of the mails, the Company may use the services of its officers and regular employees to solicit proxies personally and by mail, telephone and telegram from brokerage houses and other shareholders. The Company also has retained Corporate Investor Communications, Inc. to assist in such solicitation for a fee of $5,000 plus expenses. The Company also will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

  In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company's common stock, $0.01 par value (the "Common Stock"), at the close of business on June 7, 1999 are entitled to receive notice of and to vote at the Meeting. As of that date, the Company had 24,662,692 shares of Common Stock issued and outstanding. Each such share of Common Stock is entitled to one vote on each matter to come before the Meeting.

  Consistent with Delaware state law and the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Meeting will be counted by the person appointed by the Company to act as inspector of election for the Meeting. The two nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. A majority of the shares in attendance at the Meeting, present in person or represented by proxy, is necessary to approve the action described in Proposal Nos. 2 and 3 of the accompanying Notice of Annual Meeting. The inspector of election will count the total number of votes cast "for" approval of Proposal Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast.

  The inspector of election will count shares represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposal Nos. 2 and 3 or that reflect abstentions and broker non-votes only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on any matter.

  The Annual Report to Stockholders for the Company's fiscal year ended February 27, 1999 accompanies this proxy statement. This proxy statement and the enclosed proxy are being mailed to stockholders on or about June 28, 1999.

                                Proposal No. 1

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned and not revoked in favor of the election as directors of the two nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

  Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

  The nominees are the two directors currently designated as Class II Directors, whose terms expire at the 1999 Annual Meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than two.

  If Proposal No. 1 is approved, Messrs. Robert J. Khoury and Hansjorg Wyss will be elected as Class II Directors for a term of three years, expiring at the 2002 Annual Meeting, and until their respective successors are elected and shall qualify to serve.

  It is expected that Messrs. Robert Khoury and Hansjorg Wyss will be able to serve, but if either is unable to serve, the proxies reserve discretion to vote, or refrain from voting, for a substitute nominee or nominees or to fix the number of directors at a lesser number.

Director Nominees

                  Name, Age (as of June 7, 1999),
                  Business Experience and Current                     Director
                           Directorships                               Since
                  -------------------------------                     --------
ROBERT J. KHOURY, 57--Mr. Khoury has been a Director of the Company     1987
 since July 1987. Mr. Khoury was elected Vice Chairman and Chief
 Executive Officer effective April 1, 1996. From July 1987 until that date, Mr. Khoury served as the Company's President and Chief
 Operating Officer. Mr. Khoury is the brother of Amin J. Khoury.

HANSJORG WYSS, 63--Mr. Wyss has been a Director of the Company since    1989
 August 1989. Since 1977, Mr. Wyss has served as Director, President and is currently Chairman and Chief Executive Officer of Synthes
 North America and Synthes Canada, Ltd., manufacturers and
 distributors of orthopedic implants and instruments and is the
 Chairman of Synthes-Stratec, the world's leading orthopedic trauma company. Mr. Wyss formerly held management positions with Monsanto
 Europe in Belgium, Schappe-Burlington and Chrysler International in
 Switzerland. Mr. Wyss earned his MBA at Harvard Graduate School of
 Business and attained a Master of Science from the Swiss Federal
 Institute of Technology in Zurich. Mr. Wyss presently sits on numerous boards including Harvard Graduate School of Business, The
 Wilderness Society, The Grand Canyon Trust and is Chairman of the
 Southern Utah Wilderness Alliance.

Current Directors

               Name, Age (as of June 7, 1999),
               Business Experience and Current                 Director  Term
                        Directorships                           Since   Expires
               -------------------------------                 -------- -------
JIM C. COWART, 47--Mr. Cowart has been a director of the         1989    2001
 Company since November 1989. Mr. Cowart is currently
 Chairman and CEO of E-Com Architects, Inc., a computer
 services and software company. He is also a principal of
 Cowart & Co. LLC and EOS Capital, Inc., private capital
 firms retained from time to time by the Company for
 strategic planning, competitive analysis, financial
 relations and other services. From January 1993 to November
 1997, Mr. Cowart was the Chairman and CEO of Aurora
 Electronics Inc. From 1987 until 1991, Mr. Cowart was a
 founding general partner of Capital Resource Partners, a
 private investment capital manager. Prior to such time, Mr.
 Cowart held various positions in investment banking and
 venture capital with Lehman Brothers, Shearson Venture
 Capital and Kidder, Peabody & Co.

PAUL E. FULCHINO, 52--Mr. Fulchino was elected a Director and    1996    2001
 President and Chief Operating Officer of the Company
 effective April 1, 1996. From 1990 to 1996, Mr. Fulchino
 served as President and Vice Chairman of Mercer Management
 Consulting, Inc., an international general management
 consulting firm with over 1,100 employees. In addition to
 his management responsibilities as President of Mercer, Mr.
 Fulchino also had responsibility for advising clients
 throughout the world, particularly with respect to the
 transportation industry, including a number of major
 airlines.

RICHARD G. HAMERMESH, 51--Dr. Hamermesh has been a Director      1987    2000
 of the Company since July 1987. Since August 1987, Dr.
 Hamermesh has been the Managing Partner of the Center for
 Executive Development, an independent executive education
 consulting company, and, from December 1986 to August 1987,
 Dr. Hamermesh was an independent consultant. Prior to such
 time, Dr. Hamermesh was on the faculty at the Harvard
 Business School. Dr. Hamermesh is also a Director of Applied
 Extrusion Technologies, Inc., a manufacturer of oriented
 polypropylene films used in consumer products labeling and
 packaging applications and Vialog Corporation, a provider of teleconferencing and other group communications services.

AMIN J. KHOURY, 60--Mr. Khoury has been Chairman of the Board    1987    2000
 of the Company since July 1987 and was Chief Executive
 Officer until April 1, 1996. Since 1986, Mr. Khoury has also been the Managing Director of The K.A.D. Companies, Inc., an investment, venture capital and consulting firm. Mr. Khoury is currently the Chairman of the Board of Directors of
 Applied Extrusion Technologies, Inc., a manufacturer of
 oriented polypropylene films used in consumer products
 labeling and packaging applications, a member of the Board
 of Directors of Brooks Automation, Inc., the leading
 manufacturer in the U.S. of vacuum central wafer handling
 systems for semiconductor manufacturing and a member of the
 Board of Directors of Synthes-Stratec, the world's leading
 orthopedic trauma company. Mr. Khoury is the brother of
 Robert J. Khoury.

               Name, Age (as of June 7, 1999),
               Business Experience and Current                  Director  Term
                        Directorships                            Since   Expires
               -------------------------------                  -------- -------
BRIAN H. ROWE, 68--Mr. Rowe has been a Director of the Company    1995    2001
 since July 1995. He is currently Chairman Emeritus of GE
 Aircraft Engines, a principal business unit of the General
 Electric Company, where he also served as Chairman from
 September 1993 through January 1995 and as President from
 1979 through 1993. Mr. Rowe is also a Director of the
 following companies: January 1980--Fifth Third Bank, an Ohio banking corporation; December 1994--Stewart & Stevenson
 Services, Inc., a custom packager of engine systems; March
 1995--Atlas Air, Inc., an air cargo carrier; December 1995--
 Textron Inc., a manufacturer of aircraft, automobile
 components, an industrial segment, systems and components for commercial aerospace and defense industries, and financial
 services; December 1998--Convergys Corporation, an
 outsourcing, integration, billing and customer management
 services company; and December 1998--Dynatech Corporation, a test equipment and communication systems manufacturing
 company.

Board of Directors and Committees

  The Board of Directors held seven meetings during the fiscal year ended February 27, 1999 ("Fiscal 1999") and acted pursuant to unanimous written consent on two occasions. Each director attended at least 75% of the aggregate of the total number of Board meetings and meetings of committees of the Board on which he served during Fiscal 1999. The Board of Directors currently has two standing committees, the Audit Committee and the Stock Option and Compensation Committee.

  The Audit Committee, composed of Messrs. Cowart and Hamermesh, held one meeting during Fiscal 1999. The Audit Committee recommends to the Board of Directors the independent auditors to be engaged by the Company, reviews with management and with the independent auditors the Company's internal accounting procedures and controls and reviews with the independent auditors the scope and results of their audit.

  The Stock Option and Compensation Committee, currently composed of Messrs. Rowe and Wyss, held two meetings during Fiscal 1999 and acted pursuant to unanimous written consent on seven occasions. The Committee provides recommendations to the Board regarding compensation matters and administers the Company's stock option and compensation plans.

Compensation of Directors

  Directors who are employees of the Company receive no additional compensation for serving on the Company's Board of Directors. Directors who are not employees of the Company (the "Eligible Directors") receive compensation of $2,500 per calendar quarter and are entitled to participate in the Company's 1991 Directors' Stock Option Plan, as amended from time to time (the "Directors' Plan"). Under the Directors' Plan, each Eligible Director is awarded options to purchase 5,000 shares of Common Stock on December 15 of each year the plan is in effect, provided he or she is an Eligible Director on that date. In addition, each Eligible Director is awarded options to purchase 35,000 shares of Common Stock as of the date of his or her first election as a director.

  The exercise price of all options granted under the Directors' Plan may not be less than 100% of the fair market value of the Common Stock on the date of the grant. Options expire 10 years after the date of grant and become exercisable with respect to 25% of the shares on each of the first through fourth anniversaries of the date of grant, subject to certain conditions that accelerate vesting. On December 15, 1998, each of the following directors was awarded an option to purchase 5,000 shares of Common Stock at a price of $23.6875 per share: Jim C. Cowart, Richard G. Hamermesh, Brian H. Rowe and Hansjorg Wyss.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 17, 1999 by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock of the Company; (ii) each of the chief executive officer and the four other most highly paid executive officers of the Company in Fiscal 1999 (collectively, the "Named Executive Officers") and each director of the Company; and (iii) all executive officers and directors of the Company as a group. Except as otherwise indicated, each of the stockholders named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned:

                                                         Common Stock
                                                      Beneficially Owned
                                                     -------------------------
                                                                   Percent of
                                                      Number       Outstanding
                                                     of Shares      Shares(1)
                                                     ---------     -----------
T. Rowe Price Associates............................ 2,073,300        8.02%
  100 East Pratt Street
  Baltimore, MD 21202
Hansjorg Wyss*......................................   251,109(2)       **
Paul E. Fulchino+*..................................   223,391(3)       **
Amin J. Khoury+*....................................   212,826(4)       **
Robert J. Khoury+*..................................   141,319(5)       **
Thomas P. McCaffrey+................................   132,793(6)       **
Jim C. Cowart*......................................    68,000(7)       **
Scott A. Smith+.....................................    56,564(8)       **
Brian H. Rowe*......................................    44,000(9)       **
Richard G. Hamermesh*...............................    22,350(10)      **
All Directors and Executive Officers as a group (17
 Persons)........................................... 1,569,924(11)    6.08%

--------
 + Named Executive Officer
 * Director of the Company
 ** Less than 1 percent

 (1) The number of shares of Common Stock deemed outstanding includes: (i) 24,626,142 shares of Common Stock outstanding as of May 17, 1999 and (ii) shares of Common Stock subject to outstanding stock options which are exercisable by the named individual or group in the next sixty days (commencing May 17, 1999).
 (2) Includes 10,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.
 (3) Includes 212,500 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company's 401(k) and Supplemental Executive Retirement Plans (the "Company Benefit Plans"). Excludes options to purchase 117,500 shares of Common Stock that are not exercisable in the next sixty days.
 (4) Includes 200,000 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 160,000 shares of Common Stock that are not exercisable in the next sixty days.
 (5) Includes 125,000 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 135,000 shares of Common Stock that are not exercisable in the next sixty days.

 (6) Includes 115,000 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 90,000 shares of Common Stock that are not exercisable in the next sixty days.
 (7) Includes 65,000 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 50,000 shares of Common Stock that are not exercisable in the next sixty days.
 (8) Includes 46,250 shares issuable upon the exercise of stock options exercisable in the next sixty days and shares owned pursuant to the Company Benefit Plans. Excludes options to purchase 78,750 shares of Common Stock that are not exercisable in the next sixty days.
 (9) Includes 42,500 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.
(10) Includes 13,750 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 12,500 shares of Common Stock that are not exercisable in the next sixty days.
(11) Includes 1,212,250 shares issuable upon the exercise of stock options exercisable in the next sixty days. Excludes options to purchase 884,000 shares of Common Stock that are not exercisable in the next sixty days.

                            EXECUTIVE COMPENSATION

Report of the Stock Option and Compensation Committee of the Board of Directors

  The Stock Option and Compensation Committee, which is responsible for making recommendations to the Board of Directors on compensation relating to officers of the Company and administering the Company's stock option plans, makes the following report on executive compensation for Fiscal 1999:

  The Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing commercial aircraft cabin interior products industry.

  The Company relies on four compensation components to retain and motivate executive performance: annual salary, incentive cash bonuses, retirement benefits and stock-based incentive compensation. Each of the Named Executive Officers has an employment agreement that establishes an annual base salary at a level the Company believes is competitive for companies in the aerospace and airline industries and in the mid-range for growth companies traded on the Nasdaq National Market. In addition to base salary, each Named Executive Officer may receive an incentive cash bonus at the end of each fiscal year based upon corporate performance and that officer's individual performance. Corporate performance is measured by the Company's strategic and financial performance in that fiscal year, with particular reference to net revenues, operating earnings and working capital management for the year, together with gains in market share for the Company's products. Because the Stock Option and Compensation Committee believes that short-term fluctuations in stock price do not necessarily reflect the underlying strength or future prospects of the Company, the Stock Option and Compensation Committee does not emphasize year-to-year changes in stock price in its evaluation of corporate performance. Individual performance is measured by the strategic and financial performance of the particular officer's operational responsibility in comparison to targeted performance criteria. Certain Named Executive Officers also have a retirement benefit provision in their employment agreement.

  While skeptical about the significance of short-term fluctuations in stock price, the Stock Option and Compensation Committee believes that long-term stock price appreciation will reflect the Company's achievement of its strategic goals and objectives. Accordingly, the Company seeks to create long-term performance incentives for its key employees through the Company's stock-based incentive compensation program. Stock options are granted to key employees at a price equal to the fair market value on the date of grant, and awards are based on the performance of such employees and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives. Stock option grants are also made by reference to the number of stock options an employee already holds.

  The base salary for Mr. Robert J. Khoury, Vice Chairman of the Board and Chief Executive Officer of the Company during Fiscal 1999, for Fiscal 1999 was $600,000, see "Employment Contracts--Robert J. Khoury" below. Mr. Khoury was granted a bonus of $550,000 in Fiscal 1999 and received options to purchase 70,000 shares of the Company's Common Stock. In arriving at the cash bonus and option awards for Mr. Khoury, the Committee considered the Company performance criteria described above, as measured by specific targets and performance objectives, and concluded that the Company had made substantial progress during Fiscal 1999 toward achieving such targets and performance objectives. The Committee also considered the Company's progress toward its strategic objective of becoming the industry leader in manufacturing and servicing commercial aircraft cabin interior equipment, and Mr. Khoury's leadership role in achieving such progress.

  With respect to the above matters, the Stock Option and Compensation Committee submits this report.

                                          STOCK OPTION and
                                          COMPENSATION COMMITTEE
                                          Brian H. Rowe
                                          Hansjorg Wyss

Compensation of Executive Officers

  The following table sets forth information with respect to the compensation of the Named Executive Officers in Fiscal 1999.

                          SUMMARY COMPENSATION TABLE

                            Annual Compensation       Long-Term Compensation
                        --------------------------- --------------------------
                                                    Securities
  Name and Principal                                Underlying    All Other
       Position         Year (1) Salary($) Bonus($) Options(#) Compensation($)
  ------------------    -------- --------- -------- ---------- ---------------
Amin J. Khoury.........   1999   $621,540  $550,000   70,000      $  46,169(2)
  Chairman                1998    521,159   550,000  140,000         36,847
                          1997    445,046   550,000  150,000          6,188
Robert J. Khoury.......   1999   $585,772  $550,000   70,000      $  45,123(2)
  Vice Chairman and       1998    521,159   550,000  140,000         32,866
  Chief Executive         1997    434,084   400,000   50,000         15,079
   Officer
Paul E. Fulchino.......   1999   $497,157  $150,000   60,000      $  38,425(2)
  President and Chief     1998    478,461   465,000  120,000        375,783(3)
  Operating Officer       1997    398,084   350,000  250,000         29,407
Thomas P. McCaffrey....   1999   $278,867  $220,000   40,000      $  20,049(2)
  Corporate Senior Vice   1998    238,680   230,000   90,000         18,748
  President of            1997    229,326   305,000   60,000         23,760
   Administration,
  Chief Financial
   Officer
  and Assistant
   Secretary
Scott A. Smith (4).....   1999   $241,156  $390,000  125,000         $5,000(5)
  Group Vice President
  and General Manager of
  B/E Global Services

--------
(1) The periods covered by this table are the fiscal years ended in February 1999, 1998, and 1997.
(2) Represents contributions to the Company's 401(k) Plan and Supplemental Executive Retirement Plan (the "Employee Benefit Plans").
(3) Represents contributions to the Employee Benefit Plans of $33,138 and relocation expenses of $342,645.
(4) Mr. Smith commenced his employment with the Company as of April 1, 1998.
(5) Represents contributions to the Company's 401(k) Plan.

Stock Options

  The following table sets forth information concerning stock options granted to the Named Executive Officers in Fiscal 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                       Potential
                                                                                    Realized Value
                                                                                  at Assumed Rates of
                                           % of Total                                 Stock Price
                                            Options                                Appreciation for
                                           Granted to                               Option Term (3)
                             Options      Employees in     Exercise   Expiration ---------------------
          Name           Granted (1) (#) Fiscal Year (2) Price ($/Sh)    Date        5%         10%
          ----           --------------- --------------  ------------ ---------- ---------- ----------
Amin J. Khoury..........     70,000           4.88         $20.8125     9/1/08   $  916,374 $2,322,259
Robert J. Khoury........     70,000           4.88         $20.8125     9/1/08   $  916,374 $2,322,259
Paul E. Fulchino........     60,000           4.19         $20.8125     9/1/08   $  785,464 $1,990,508
Thomas P. McCaffrey.....     40,000           2.79         $20.8125     9/1/08   $  523,643 $1,327,005
Scott A. Smith..........     40,000           2.79         $16.4375    1/27/09   $  413,568 $1,048,055
                             25,000           1.74         $20.8125     9/1/08   $  327,277 $  829,378
                             60,000           4.19         $28.1250     4/1/08   $1,061,438 $2,689,875

--------
(1) All of the above stock option awards vest over a three year period (25% on the date of grant and 25% on the three succeeding grant annual anniversary dates). The exercise prices were based on the fair market value (as determined in accordance with the Company's Amended and Restated 1989 Stock Option Plan) of the shares of Common Stock at the time the options were granted. The exercise price may be paid in cash or by any other lawful means authorized by the Board of Directors. Options terminate ten years after the date of grant or three months following termination of the optionee's employment, whichever occurs earlier.
(2) During Fiscal 1999, the Company granted options covering 1,433,500 shares of Common Stock.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the stock price of the Company. If the Company's stock price were in fact to appreciate at the assumed 5% or 10% annual rate for the ten year term of these options, a $1,000 investment in the Common Stock of the Company would be worth $1,629 and $2,594 respectively, at the end of the term.

Option Exercises and Fiscal Year-End Holdings

  The following table provides information concerning stock option exercises in Fiscal 1999 and unexercised stock options held by each Named Executive Officer as of February 26, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    Value of
                                                   Number of      Unexercised
                                                  Unexercised     In-the-Money
                                                Options at FY-   Options at FY-
                                                      End             End
                                                --------------- ----------------
                       Shares Acquired  Value    Exercisable/     Exercisable/
Name                    on Exercise(#) Realized  Unexercisable  Unexercisable(1)
----                   --------------- -------- --------------- ----------------
Amin J. Khoury.......          0         $ 0    200,000/160,000 $            0/0
Robert J. Khoury.....          0           0    125,000/135,000              0/0
Paul E. Fulchino.....          0           0    162,500/167,500  225,000/225,000
Thomas P. McCaffrey..          0           0     115,000/90,000        150,000/0
Scott A. Smith.......          0           0      31,250/93,750              0/0

--------
(1) The closing price for the Company's Common Stock on the Nasdaq National Market on February 26, 1999, the last trading day of the fiscal year, was $14.75 per share.

Defined Benefit Arrangements

  Pursuant to the employment agreements between the Company and each of Mr. Amin J. Khoury and Mr. Robert J. Khoury (each an "Executive"), upon the earlier of May 28, 2003 or the Executive's termination of his employment as a result of death, incapacity or a change of control (as defined), the Executive, or his designee, as the case may be, shall be entitled to receive annual retirement compensation payments (the "Retirement Compensation") equal to the Executive's highest annual salary paid to him during his employment by the Company for a number of years equal to the number of years of service provided by him to the Company.

  Pursuant to the employment agreements between the Company and each of Mr. Fulchino and Mr. McCaffrey (each an "Officer"), if the Officer's employment is terminated for any reason other than for cause (as defined) after March 31, 2006, in the case of Mr. Fulchino or after April 30, 2003, in the case of Mr. McCaffrey, then the Company shall provide a retirement benefit to such Officer, or his designee, for 10 years after such termination in an annual sum equal to one-half his average annual salary for the three completed fiscal years immediately preceding such termination.

Employment Contracts

  Amin J. Khoury. Mr. Khoury and the Company entered into an employment agreement on May 29, 1998, which was amended on November 12, 1998, and which extends through May 28, 2003 (the "Expiration Date") unless earlier terminated. Under the employment agreement, Mr. Khoury receives a base salary of $650,000 per year, subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases. Mr. Khoury is also entitled to receive incentive bonuses from the Company at the discretion of the Board of Directors. In the event of Mr. Khoury's death, his designee will receive (i) an amount equal to the salary that would have been due to Mr. Khoury from the date of his death until the Expiration Date, plus (ii) the Retirement Compensation; provided, however, that in no event will the aggregate amount payable upon

Mr. Khoury's death be less than twenty times the maximum annual salary paid to Mr. Khoury during his employment by the Company. The Company has purchased a life insurance policy that would fully pay the death benefit due upon Mr. Khoury's death. In the event of Mr. Khoury's incapacity, Mr. Khoury will receive (i) his then current salary and benefits until the Expiration Date, and (ii) the Retirement Compensation. In the event there is a change of control (as defined) prior to the Expiration Date as a result of which Mr. Khoury's employment is terminated or he resigns, Mr. Khoury will receive a lump sum payment equal to the sum of (i) the balance of compensation which would otherwise have been due pursuant to his employment agreement through the Expiration Date, (ii) a lump sum amount equal to two years' base salary, and
(iii) the Retirement Compensation. Mr. Khoury is also entitled to a lump sum amount equal to his annual salary in the event his employment is not extended past the Expiration Date or Mr. Khoury voluntarily resigns. Mr. Khoury is prohibited for a period of two years following the termination of his employment with the Company from engaging in any employment, consulting or other activity in any business competitive with the Company without the Company's written consent. The agreement also prohibits Mr. Khoury from soliciting or causing others to solicit any employees of the Company to terminate their employment with the Company.

  Robert J. Khoury. Mr. Khoury and the Company entered into an employment agreement on May 29, 1998, which was amended on November 12, 1998, and which extends through the Expiration Date, unless otherwise terminated. Under the employment agreement, Mr. Khoury receives a base salary of $600,000 per year, subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases. Mr. Khoury is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors. In all other respects, Mr. Khoury's employment agreement contains substantially similar provisions to those in Mr. Amin J. Khoury's employment agreement as described above.

  Paul E. Fulchino. Mr. Fulchino and the Company entered into an employment agreement dated as of May 29, 1998, which was amended on November 12, 1998, and which extends through May 28, 2003. Thereafter, the agreement extends automatically for consecutive one year periods until either Mr. Fulchino or the Company gives the other 90 days' written notice prior to May 28, 2003 or the end of each subsequent twelve month period (the "Fulchino Expiration Date" being the date as of which Mr. Fulchino's employment is so terminated). Under the employment agreement, Mr. Fulchino receives a base salary of $500,000 per year, subject to increases as determined by the Board of Directors and subject to cost of living increases. Mr. Fulchino is also entitled to receive an annual incentive bonus as determined by the Board of Directors, which shall not exceed 100% of his then current salary. In the event of Mr. Fulchino's death, his designee will receive an amount equal to the salary that would have been due to Mr. Fulchino from the date of his death until the Fulchino Expiration Date. In the event of Mr. Fulchino's termination due to incapacity, Mr. Fulchino will continue to receive his then current salary and benefits until the Fulchino Expiration Date. If Mr. Fulchino is terminated for cause (as defined) he will receive from the Company only unpaid salary and benefits accrued through the termination date (as defined). If there is a change of control (as defined) prior to the Fulchino Expiration Date as a result of which Mr. Fulchino's employment is terminated or he resigns because of a change in his position, powers, duties, salary or benefits, Mr. Fulchino will
(i) receive a lump sum amount equal to two times his then current salary (ii) will continue to receive his salary, and benefits through the Fulchino Expiration Date, and (iii) will receive, for a period equal to the number of years of employment with the Company (not to exceed ten years), an amount equal to one-half of his then existing base-salary. Mr. Fulchino is also entitled to a lump sum amount equal to his annual salary in the event his employment is not extended past the Fulchino Expiration Date. Mr. Fulchino is also entitled to retirement compensation in the event his employment is terminated other than for cause (as defined) on or after March 31, 2006. See "Defined Benefit Arrangement" above. Mr. Fulchino does not have a noncompetition provision in his employment agreement.

  Thomas P. McCaffrey. Mr. McCaffrey and the Company entered into an employment agreement on May 29, 1998, which was amended November 12, 1998, and which extends through May 28, 2003, unless sooner terminated. Thereafter, the agreement extends automatically for consecutive one-year periods until either Mr. McCaffrey or the Company gives the other party at least 90 days' written notice prior to May 28, 2003 or the end of each subsequent twelve-month period (the "McCaffrey Expiration Date" being the date as of which Mr. McCaffrey's employment is so terminated). Under the employment agreement, Mr. McCaffrey receives a base salary of $293,000 per year subject to increases as determined from time to time by the Board of Directors and subject to cost of living increases. Mr. McCaffrey is also entitled to receive an annual incentive bonus at the discretion of the Board of Directors which shall not exceed 100% of his then current salary. In all other material respects, Mr. McCaffrey's employment agreement is substantially similar to Mr. Fulchino's employment agreement described above.

  Scott A. Smith. Mr. Smith and the Company entered into an employment agreement on March 6, 1998. The initial term of Mr. Smith's employment agreement expired on March 25, 1999; however, the agreement extends automatically for consecutive one-year periods until either Mr. Smith or the Company gives the other party at least 30 days' written notice prior to the end of the next calendar year (the "Smith Expiration Date" being the date as of which Mr. Smith's employment is so terminated). Under the employment agreement, Mr. Smith receives a base salary of $275,000 per year, subject to adjustment from time to time by the Board of Directors. Mr. Smith is also entitled to receive an annual incentive bonus when, as and if determined by the Board of Directors, which shall not exceed 100% of his then current salary. In the event of Mr. Smith's death, his designee will receive an amount equal to the salary that would have been due to Mr. Smith from the date of his death until the Smith Expiration Date. In the event of Mr. Smith's incapacity, Mr. Smith will continue to receive his then current salary as well as benefits until the Smith Expiration Date, however, the Company's obligation to Mr. Smith shall terminate to the extent that Mr. Smith receives compensation from other employment. In the event there is a change in control (as defined) prior to the Smith Expiration Date as a result of which Mr. Smith's employment is terminated or he resigns because of a change in his position, powers, duties, salary or benefits, Mr. Smith will receive (i) a lump sum amount equal to his then current salary and (ii) salary and benefits through the Smith Expiration Date. Mr. Smith's employment agreement does not contain a noncompetition provision and does not provide for retirement benefits.

Certain Relationships and Related Transactions

  In 1990, the Company adopted a formal policy whereby all transactions between the Company and its officers, directors, principal stockholders or other affiliates must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arm's-length basis, and such transactions will be approved by a majority of the Company's independent and disinterested directors.

  During Fiscal 1999, Jim Cowart, a director of the Company, was actively involved in the Company's 1999 acquisition program and performed consulting services for the Company in connection with its various acquisitions throughout the year. As compensation for these services, Mr. Cowart received cash compensation of $350,000 and was granted 25,000 options to purchase shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of the grant.

Performance Graphs

  The following graphs compare the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the Nasdaq National Market Index, the Dow Jones Airlines Index and the Dow Jones Aerospace and Defense Index from April 24, 1990, the date of the Company's initial public offering and from February 25, 1994 through February 26, 1999, the last trading day of Fiscal 1999, based upon an assumed $100 investment in the Company's Common Stock and in the stocks comprising each such index as of each respective starting date.


     [GRAPH SHOWING COMPARISON OF 91 MONTH CUMULATIVE TOTAL RETURN APPEARS HERE]

                                                    Dow Jones          Nasdaq
                                  Dow Jones       Aerospace &         National
          BE Aerospace, Inc.    Airlines Index    Defense Index    Market - U.S.
          ------------------    --------------    -------------    -------------
  4/90           100                  100              100               100
--------------------------------------------------------------------------------
  7/91           200                   94              114               122
--------------------------------------------------------------------------------
  2/92           200                  106              121               158
--------------------------------------------------------------------------------
  2/93           143                   94              127               169
--------------------------------------------------------------------------------
  2/94           164                  109              178               197
--------------------------------------------------------------------------------
  2/95            79                   92              200               202
--------------------------------------------------------------------------------
  2/96           186                  146              352               287
--------------------------------------------------------------------------------
  2/97           371                  142              440               343
--------------------------------------------------------------------------------
  2/98           421                  233              520               460
--------------------------------------------------------------------------------
  2/99           211                  214              385               598
--------------------------------------------------------------------------------

 [GRAPH SHOWING COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN APPEARS HERE]

                                                    Dow Jones          Nasdaq
                                  Dow Jones       Aerospace &         National
          BE Aerospace, Inc.    Airlines Index    Defense Index    Market - U.S.
          ------------------    --------------    -------------    -------------
  2/94           100                  100              100               100
--------------------------------------------------------------------------------
  2/95            48                   85              112               101
--------------------------------------------------------------------------------
  2/96           113                  133              192               141
--------------------------------------------------------------------------------
  2/97           226                  128              238               169
--------------------------------------------------------------------------------
  2/98           256                  216              292               230
--------------------------------------------------------------------------------
  2/99           128                  198              216               300
--------------------------------------------------------------------------------

--------
(1) The stock prices on the Performance Graphs are not necessarily indicative of future stock price performance.

  Neither the Report of the Compensation Committee of the Board of Directors nor the Performance Graphs shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as from time to time in effect, or under the Securities Exchange Act of 1934, as from time to time in effect, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such acts.

            Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and, with respect to its officers and directors, written representations that no other reports were required, during Fiscal 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with except for Mr. Cowart who failed to report a grant of options on a Form 4 on a timely basis, which transaction was later reported on a Form 5.

  In making the above statements, the Company has relied on the written representations of its directors and officers and copies of the reports that have been filed with the Commission.

                                Proposal No. 2

                 APPROVAL OF AMENDMENT OF AMENDED AND RESTATED
                            1989 STOCK OPTION PLAN

  The Board of Directors has unanimously approved, subject to stockholder approval, an increase in the number of shares available for grants of options under the Amended and Restated 1989 Stock Option Plan from 3,700,000 to 4,400,000, an increase of 700,000 shares.

  In July 1989, the Company's Board of Directors and stockholders approved the 1989 Stock Option Plan. An amendment and restatement of the 1989 Stock Option Plan was approved by the stockholders of the Company at the Annual Meeting of Stockholders held on December 5, 1991 and it was further amended by action of the stockholders at the Annual Meetings of Stockholders held on July 15, 1992, July 26, 1995, July 23, 1996, August 6, 1997 and August 5, 1998 (the 1989
Stock Option Plan as amended and restated is referred to herein as the "1989 Plan"). The 1989 Plan is administered by the Stock Option and Compensation Committee and provides for the grant of incentive stock options and non-statutory stock options to employees, consultants or advisers of the Company. Directors who are also employees, consultants or advisers are also eligible to participate in the 1989 Plan.

  The exercise price of all options granted under the 1989 Plan may not be less than 100% (110% for owners of more than 10% of the Common Stock in the case of incentive stock options) of the fair market value of the Common Stock on the date of grant. Options expire 10 years after the date of grant (5 years after the date of grant for owners of more than 10% of the Common Stock in the case of incentive stock options) or three months following an optionee's termination of employment, whichever occurs earlier. Options generally become exercisable as follows: 25% upon grant and an additional 25% each calendar year thereafter. Effective August 15, 1996, options granted under the 1989 Plan may not be repriced.

  Currently, a total of 3,700,000 shares of Common Stock has been reserved under the 1989 Plan. As of May 17, 1999, 268,687 options were available for grant under the 1989 Plan. During the fiscal year ended February 27, 1999 the Company granted options under the 1989 Plan to purchase an aggregate of 410,000 shares of Common Stock at a weighted average exercise price of $20.39 per share. All of such options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

  Federal Tax Effects. The following general summary of certain federal income tax consequences, based on the law as currently in effect, does not purport to cover federal employment tax or other federal tax aspects of the 1989 Plan. Moreover, the following summary does not discuss possible foreign, state, estate or other tax consequences.

  Incentive Stock Options. Neither the grant nor, in general, the exercise of an incentive stock option produces taxable ordinary income to the employee or a deduction to the Company. However, upon exercise of an incentive stock option the participant's "alternative minimum taxable income" will be increased, generally by the excess of the fair market value of the shares at time of exercise over the option price, and the employee may be required to pay the alternative minimum tax ("AMT"). Any AMT attributable to the exercise of an incentive stock option may be applied as a credit against the participant's regular tax liability in subsequent years, subject to certain limitations.

  If the participant does not dispose of stock received upon the exercise of an incentive stock option within two years from the date the option was granted nor within one year after the date of exercise, any later sale of the shares will result in a long-term capital gain or loss. However, if shares received upon exercise of an incentive stock option are disposed of before these holding-period requirements have been satisfied (a "disqualifying disposition"), the participant will realize ordinary income, equal in general to the difference between the option price and the value of the shares on the date of exercise. In addition, a participant may have additional gain on a disqualifying disposition that is a sale if shares are sold for more than the value of the shares on the date of exercise. Moreover, in certain cases, a participant may be treated as making a disqualified disposition of shares acquired pursuant to the exercise of an incentive stock option even though the participant has not sold the shares (for example, if the participant makes a gift of the shares other than to a spouse). In the case of a disqualifying disposition that is a sale with respect to which loss (if sustained) would be recognized, the amount of ordinary income will not exceed the excess of the amount realized in such sale over the adjusted basis for the stock. A disqualifying disposition of shares acquired upon exercise of an incentive stock option that occurs in the same taxable year of the participant as the date his or her AMT income was increased by reason of such exercise will eliminate the AMT effect, if any, of such exercise.

  In the event a participant pays the option price of an incentive stock option by surrendering shares of previously owned stock, the surrender will not, in general, result in the recognition of gain. However, the exercise of an incentive stock option by the surrender of shares which were themselves acquired by the participant upon exercise of an incentive stock option will be a disqualifying disposition of the surrendered shares if it takes place within two years after the grant or one year after the exercise of the incentive stock option pursuant to which the surrendered shares were acquired.

  Incentive stock options granted pursuant to the 1989 Plan are treated for tax purposes as nonstatutory options (see below) to the extent that the aggregate fair market value of Common Stock with respect to which such options are exercisable for the first time by an individual during any calendar year exceeds $100,000. For purposes of the preceding sentence, incentive stock options under all option plans of the Company and its subsidiaries are aggregated, and fair market value is determined as of the time of grant of the option. The rules described above for incentive stock options assume that a participant exercises the option while an employee of the Company or within three months following termination of employment (one year, if the termination occurred by reason of total and permanent disability).

  Non-Statutory Stock Options. The grant of a non-statutory stock option does not produce taxable income to the employee or a deduction to the Company. When a participant exercises a non-statutory stock option, he or she realizes, for federal income tax purposes, ordinary income, subject to withholding, in the amount of the difference between the option price and the then-market value of the shares. The tax is due regardless of whether or not the optionee sells the stock acquired upon exercise of the option. Any subsequent sale of stock purchased under a non-statutory stock option generally will result in capital gain or loss, provided the shares are held as a capital asset by the participant.

  If a participant exercises a non-statutory stock option in whole or in part by surrendering previously acquired stock (whether acquired upon exercise of an incentive or non-statutory stock option or otherwise), no gain or loss is recognized on the exchange of the previously acquired shares for an equivalent number of new shares.

  Tax Consequences to the Company. The employer will generally be entitled to claim a deduction equal to the amount of ordinary income, if any, recognized by a participant in connection with the exercise of a non-statutory option or the disqualifying disposition of shares acquired pursuant to an incentive stock option. No deduction is allowed to the employer in connection with an incentive stock option, except in the case of a disqualifying disposition of shares acquired under an incentive stock option. The Internal Revenue Code generally requires that the amounts be included in the participant's gross income in order to claim the deduction.

  The employer's ability to claim a deduction with respect to awards may also be limited in certain cases, including special rules applicable to compensation payable in connection with a change in control and compensation to key officers in excess of $1 million.

  The affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Meeting is required to approve the amendment of the 1989 Plan.

  The Board of Directors unanimously recommends that stockholders vote FOR this Proposal.

                                Proposal No. 3

                   CONSIDERATION OF THE MACBRIDE PRINCIPLES

  The following resolution is submitted by New York City Comptroller Alan G. Hevesi, Municipal Building, 1 Centre Street, New York, New York 10007, on behalf of the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund which state in a letter dated February 1, 1999, that they own an aggregate of 130,600 shares of the Common Stock of the Company and have requested that the Company offer the resolution set forth below for stockholders to consider at the Meeting.

  Whereas, BE Aerospace, Inc. operates a wholly-owned subsidiary in Northern Ireland, Aircraft Furnishing Limited;

  Whereas, the on-going peace process in Northern Ireland encourages us to search for non-violent means for establishing justice and equality;

  Whereas, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of conflict in that country;

  Whereas, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

    1. Increasing the representation of individuals from under represented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

    2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

    3. The banning of provocative religious or political emblems from the workplace.

    4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under represented religious groups.

    5. Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

    6. The abolition of job reservations, apprenticeship restrictions and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

    7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

    8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

    9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

  RESOLVED, Shareholders request the Board of Directors to:

    1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

                      BOARD OF DIRECTORS' RECOMMENDATION

  Your Board of Directors believes that adoption of this proposal is not in the best interests of stockholders and unanimously recommends that stockholders vote against it. The Company already has taken the steps necessary to provide equal employment opportunity in Northern Ireland, regardless of religious affiliation. The Company adheres to both the letter and the spirit of the "Fair Employment (Northern Ireland) Act of 1989" as well as the "Code of Practice" promulgated by the Act. The Company is also registered with the Fair Employment Commission.

  When the Comptroller's proposal was submitted in connection with the 1995 annual meeting, the Company initially decided to exclude it from the proxy statement in reliance on Rule 14a-8(c)(7) and other provisions of the proxy rules of the Securities and Exchange Commission (the "SEC"). That Rule permits exclusion of proposals that relate to an issuer's ordinary business operations, since such matters are properly within the domain of the board of directors and not the stockholders. The Company followed the proxy rules by notifying the Comptroller and the SEC of its intention to omit the proposal. Following a series of letters to the SEC, including correspondence from the Comptroller in which it expressed its own views, the SEC staff issued to the company a "no-action" letter stating that the SEC staff agreed with the Company that the proposal could properly be omitted from the proxy statement pursuant to Rule 14a-8(c)(7).

  Two weeks before mailing of the proxy materials, however, the Comptroller's office informed the Company that, if the Company did not agree within 24 hours to include the proposal in its proxy materials, the Comptroller's office would bring litigation, including a demand for an injunction, against the Company. The Company had complied fully with the proxy rules in determining to omit the proposal and was confident it would have prevailed in any litigation with the Comptroller's office. Nevertheless, after due consideration of the cost to the Company and its stockholders of the threatened litigation, the Company determined that the potential cost of defending any such litigation outweighed the cost of submitting the proposal to our stockholders for their vote.

  The Comptroller's proposal received the support of well less than 5% of our stockholders at the 1995 annual meeting. Nonetheless, he resubmitted it for inclusion in the 1996 and 1998 proxy materials, at which meetings the proposal received the support of 6.5% and 8.5% of our stockholders, respectively. Once again, the Comptroller has requested his proposal to be included in the proxy material for this year's annual meeting. Based upon our prior experiences with the Comptroller, and to avoid further waste of corporate assets, management is submitting his proposal to the stockholders once again, despite its continuing belief that this is not legally required and that the issue which he purports to raise is irrelevant in the case of the Company.

  The Company's policy and practice worldwide is to provide equal opportunity employment in all locations without regard to race, color, religious belief, gender, age, national origin, citizenship status, marital status, sexual orientation or disability. Northern Ireland is no exception. Through its established equal employment opportunity program, the Northern Ireland operation essentially complies with the practices outlined in the MacBride Principles. The Company is an equal opportunity employer in all job advertisements, and hiring procedures are based on the experience and qualifications needed to satisfy individual job requirements. Equal opportunity is observed for all employees in training, advancement, layoff and recall procedures. The display of potentially offensive or intimidating religious emblems at the Company's facilities is not permitted. The Company provides security for all employees at work.

  The Board of Directors unanimously recommends that the stockholders vote AGAINST this proposal.

               NEW YORK CITY COMPTROLLER'S SUPPORTING STATEMENT

  Continued discrimination and worsening employment opportunities have been cited as contributing to support for a violent solution to Northern Ireland's problems.

  In May, 1986, a United States District Court ruled on the legality of the MacBride Principles under the Fair Employment (Northern Ireland) Act of 1976, and granted a preliminary injunction requiring that American Brands include a MacBride Principles shareholder proposal in its proxy materials, stating that "all nine of the MacBride Principles could be legally implemented by management in its Northern Ireland facility." NYCERS v. American Brands, 634F. Supp. 1382 (S.D.N.Y., May 12, 1986). The Employment (Northern Ireland) Act was amended in 1989.

  An endorsement of the MacBride Principles by BE Aerospace, Inc. will demonstrate the company's concern for human rights and equality of opportunity in its international operations.

  Please vote your proxy FOR these concerns.

                                 AUDIT MATTERS

  Deloitte & Touche has been selected to audit the financial statements of the Company for the fiscal year ending February 26, 2000 and to report the results of their examination.

  A representative of Deloitte & Touche is expected to be present at the Meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 2000 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of the Company at its executive offices no later than February 16, 2000 to be considered for inclusion in the Company's proxy materials for that meeting.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matters that will be brought before the Meeting other than as described in this Proxy Statement. However, if any matters properly come before the Meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

                                   FORM 10-K

  A copy of the Company's annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge by writing to: BE Aerospace, Inc., Attention: Investor Relations, 1400 Corporate Center Way, Wellington, Florida 33414.

--------------------------------------------------------------------------------

PROXY                           ANNUAL MEETING OF                          PROXY
                              BE AEROSPACE, INC.
                                August 4, 1999


     The undersigned hereby constitutes and appoints Messrs. Thomas P. McCaffrey and Edmund J. Moriarty, or either of them, with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders of BE Aerospace, Inc. (the "Company") to be held on August 4, 1999 in the Conference Center, 36th Floor, Ropes & Gray, One International Place, Boston, Massachusetts at 10:30 a.m., and at any adjournments thereof (the "Meeting"), upon and with respect to the number of shares of Common Stock, par value $0.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side hereof as specified by the undersigned and in such manner as they may determine on any other matters which may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. Unless otherwise specified in the boxes provided on the reverse side hereof, this Proxy will be voted FOR both nominees for Director, a vote FOR proposal 2 and a vote AGAINST proposal 3, and in the discretion of the named proxies as to any other matter that may properly come before the Meeting.

                                                                 ---------------
                 (Continued and to be signed on reverse side)      SEE REVERSE
                                                                      SIDE
                                                                 ---------------

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

  [X] Please mark your
      votes as in this
      example.


                    The Board unanimously recommends a vote
                            FOR Proposals 1 and 2.


                     FOR            WITHHELD
                     ALL            FROM ALL
1. Election of     NOMINEES         NOMINEES
   two Class II      [  ]             [  ]           Nominees: Robert J. Koury
   Directors
                                                               Hansjorg Wyss


[  ]
    -------------------------------------------------
    To withhold authority to vote for any nominee(s) print that nominee's name in the space provided above.


                                           FOR    AGAINST  ABSTAIN
2. Amend the 1989 Stock Option Plan.       [  ]     [  ]     [  ]


---------------------------------------------------------------------
The Board unanimously recommends a
     vote AGAINST Proposal 3.
                                           FOR    AGAINST  ABSTAIN
3. Proposal to adopt the MacBride          [  ]     [  ]     [  ]
   Principles.
---------------------------------------------------------------------




Signature:                                 Date:
          ---------------------------------     -------------------

Signature:                                 Date:
          ---------------------------------     -------------------
NOTE: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. Each joint owner should sign.